EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-1 of Divine Skin, Inc. (File number 333-177708) of our report dated April 4, 2012, with respect to the consolidated balance sheets of Divine Skin, Inc. as of December 31, 2011, and the related consolidated statements of operations, changes in  equity,  and cash flows for the year ended December 31, 2011, which report is included in this annual report on Form 10-K of Divine Skin, Inc. for the year ended December 31, 2011.

/s/ Cherry, Bekaert & Holland, LLP

Fort Lauderdale, Florida

April 4, 2012